Exhibit B

Loan Agreement No. 100130 in US Dollars	1 (6)

LOAN AGREEMENT No. 100130
in US Dollars

Moscow	November 28, 2006
     OPEN JOINT STOCK COMPANY “ALFA-BANK” (OGRN 1027700067328), hereinafter referred to as the Lender, represented by Deputy Chairman of the Board Mr. Tatarchuk V.V., acting on the basis of Power of Attorney No. 5/2724D dated October 18, 2006, on the one part, and Sunbird Ltd. (Cyprus), hereinafter referred to as the Borrower, represented by Directors Mrs. Stella Herodotou and Mr. Haralambos Michaelidis acting on the basis of the Charter, on the other part, hereinafter jointly referred to as the Parties, have entered into this Agreement about the following:
1. SUBJECT MATTER OF THE AGREEMENT
     1.1. The Lender shall grant the Borrower a loan equal to one hundred and ninety five million US Dollars (US$195,000,000.00) hereinafter referred to as the Loan, following the procedure and on terms and conditions set forth in this Agreement.
     The date of granting the Loan shall be: November 28, 2006.
     The Loan repayment date shall be: May 28, 2008.
     The purpose for granting the Loan shall be: replenishment of the working capital.
     1.2. The Lender shall open a loan account for the Borrower to account for the Loan received.
     1.3. The date of granting the Loan to the Borrower shall be the date of debiting the Loan amount from the Borrower’s loan account.
     1.4. The date of Loan repayment by the Borrower shall be the date of actual crediting of the Borrower’s debt amount due the Creditor under this Agreement, including the principal, accrued interest and penalties, to the Lender’s account. The “principal” shall mean the Loan amount received but not repaid.
     1.5. The Borrower shall pay the Lender interest for using the Loan (hereinafter – “interest”) at the rate of nine point seventy five percent (9.75%) per annum for the period starting from the date of granting the Loan and ending on the date of Loan repayment in full, but not later than the Loan repayment date specified by clause 1.1 hereof.
     1.6. Interest shall accrue from the date following the date of granting the Loan.
     1.7. The Borrower shall pay interest on a monthly basis – on the 25th day of each month for the actual number of days of using the Loan, and a year shall be deemed to be equal to 365 or 366 days in accordance with the actual number of calendar days in the year. The last interest payment shall be made on the date of repayment of the principal in full.
The date of interest payment shall be the date of crediting interest to the Lender’s account.
     1.8. Discharge of obligations under this Agreement by the Borrower shall be secured by a pledge of securities owned by the Borrower under the Pledge Agreement dated November 28, 2006 (hereinafter – the “Pledge Agreement”).
     1.9. A condition precedent for granting the Loan shall be conclusion of the Pledge Agreement and transfer of shares constituting the subject of the Pledge Agreement (hereinafter – the “Shares”). To confirm proper discharge of the Borrower’s obligations related to the conclusion of the Pledge Agreement and transfer of the Shares the Lender shall be entitled at its sole discretion to hire consultants and require necessary confirmation from them. In this case the Loan shall be made available after the Lender receives the necessary confirmation in the form acceptable to it.
2. RIGHTS AND OBLIGATIONS OF THE PARTIES

LENDER	BORROWER

Loan Agreement No. 100130 in US Dollars	2 (6)

     2.1. The Borrower shall undertake to repay the debt hereunder in full not later than the Loan repayment date specified by clause 1.1 hereof, and to pay interest for using the Loan in a timely manner, pursuant to clause 1.7 hereof.
     2.2. The Borrower shall undertake to use the Loan exclusively for the purposes provided hereby, and comply with the conditions of recoverability, maturity and serviceability of the Loan.
     2.3. Upon the Lender’s request the Borrower shall undertake to make available to the latter all documents required for controlling by the Lender or a person authorized by the Lender of targeted use of the Loan and the Borrower’s financial conditions.
     2.3.1. The Borrower shall undertake to make available to the Lender its annual reports within fifteen (15) calendar days of filing them with the tax body of the country of registration.
     2.3.2. The Borrower shall undertake throughout the term of this Agreement to inform the Lender in written form of changes in the management bodies (with certified copies of appropriate documents related to election (appointment) of the Borrower’s management bodies (pursuant to the law and the Borrower’s constitutional documents attached) and of changes in the Borrower’s constitutional documents within ten (10) business days of the date relevant changes become effective.
     2.4. Concurrently with the signing of this Agreement the Borrower shall provide the Lender with the following information:
     – documents required by law for opening a loan account for the Borrower;
     – list of all settlement, current, deposit and other accounts opened by the Borrower;
     – list of all cases in general, arbitration and referees courts, to which the Borrower is a party, containing the name of the court, subject matter of the dispute, the suit amount and other data;
     – information about court enforcement orders on recovering money from the Borrower and on instituting enforcement proceedings against the Borrower;
     – information about seizure, pledge, lease and other encumbrances of the Borrower’s property.
     2.4.1. In case of changes of the information provided pursuant to clause 2.4 hereof the Borrower shall inform the Lender of such changes within five (5) business days of making the changes.
     2.4.2. The Lender shall be entitled to refuse to provide the Loan if the Borrower fails to submit documents specified by clause 2.4 hereof and other documents required by current law or fails to submit them in a timely manner, and if it provides untrue or incomplete information specified by clause 2.4 hereof.
     2.5. Throughout the term hereof the Borrower shall undertake not to consider reorganization (in any form) or liquidation or change the main type of commercial activity carried out as of the date of signing this Agreement without prior written notice of the Lender (at least fifteen (15) business days in advance), and not to take other action that may endanger performance hereunder.
     2.6. If, in the Lender’s opinion, the market value of pledged shares of Golden Telecom Inc. decreases more than sixteen point six percent (16.6%) compared to their value as of the date of entering into the Pledge Agreement, the Borrower shall not later than five (5) calendar days of receiving the Lender’s notice pledge additionally other liquid property or provide additional, acceptable to the Lender security of performance hereunder. For the purposes of interpretation of this clause, the Lender shall be entitled to determine the value of the pledged shares independently while acting in good faith.

LENDER	BORROWER

Loan Agreement No. 100130 in US Dollars	3 (6)

     The Borrower shall be released from the obligation to restore the pledge, if within five (5) calendar days of receiving the Lender’s notice specified in this clause the Borrower partially discharges its obligations hereunder to the extent specified by the Lender.
     For the purposes of this Agreement the Parties have agreed that the market value of one share shall be deemed to be the arithmetic mean purchase price of one share of Golden Telecom Inc. traded at NASDAQ. The above price is determined by dividing into two the sum of the highest and the lowest purchase price of one share of Golden Telecom Inc. within one day, according to NASDAQ data.
     2.7. The Borrower shall within not more than forty two (42) days of receiving the Loan, but not later than December 15, 2006 provide the Lender with documents confirming registration of the Pledge Agreement in the Republic of Cyprus.
     In case of failure to fulfill the above condition the Borrower shall pay a fine equal to point zero five percent (0.05%) of the current debt amount under the Loan per day for a period starting with the established date and ending with the actual date of fulfilling this condition.
3. PAYMENTS
     3.1. All payments to the Lender hereunder shall be made by the Borrower in US Dollars to the Lender’s account specified in section 7 hereof.
     3.1.1. All payments to the Lender hereunder shall be made by the Borrower in such a way that the Lender receives the amount due to it hereunder in full.
     3.2. Transfer of funds to either Party to this Agreement shall be confirmed by the transferring Party by forwarding to the other Party a copy of the payment document certifying the fact of the transfer (payment order, payment telex, etc.).
     3.3. If any payment hereunder falls on a day, which is not a business day in Moscow, New-York, in Cyprus, such payment shall be made on the business day immediately following it. Such shift of the payment date shall be taken into account in accruing interest, i.e. interest shall accrue at the rate provided hereby until the date of actual crediting of funds to the Lender’s account.
     3.4. The debt to the Lender hereunder shall be repaid in the following order of priority:
     – firstly, damages for late payment of interest accrued;
     – secondly, damages for late repayment of the principal;
     – thirdly, interest accrued;
     – fourthly, the principal.
     The above order of priority may be changed by the Lender unilaterally.
     3.5. The Borrower shall be entitled to repay the Loan (part of the Loan) provided hereunder ahead of time. The Borrower shall forward to the Lender written notice of early repayment three (3) business days before the date of proposed early repayment.
     3.6. The Borrower shall provide the Lender with the right to directly debit on the basis of the Lender’s payment request from the Borrower’s current currency account No. 40807840601600000054 opened with the Lender the amount of any debt and any payment of the Borrower hereunder on the date, when such debt is to be repaid or on the date when such payment is to be made.
     3.7. The Borrower shall also provide the Lender with the right to directly debit on the basis of the Lender’s payment request from the account specified by clause 3.6 hereof:
     – the amount of the Borrower’s debt under the Loan (part of the Loan) and/or interest accrued, if the Borrower’s repayment of the debt under the Loan (part of the Loan) and/or the Borrower’s payment of interest accrued are overdue, and in case of early recovery of the debt under the Loan and interest accrued in case of early recovery of debt for reasons specified in clause 5.2 hereof on the date, when such debt is to be repaid by the Borrower.

LENDER	BORROWER

Loan Agreement No. 100130 in US Dollars	4 (6)

     – the amount of penalties (damages) provided hereby in case of failure to discharge or inadequate discharge of the Borrower’s obligations hereunder.
     3.8. In case of absence (insufficiency) of funds on the current currency account of the Borrower specified in clause 3.6 hereof, for the purpose of directly debiting amounts of debt, payments and penalties provided by clauses 3.6 and 3.7 hereof the Borrower shall give the Lender the right to directly debit on the basis of the Lender’s payment requests from the Borrower’s settlement account No. 40807840601600000054 opened with the Lender the amount of any debt, any payment and penalties provided by clauses 3.6 and 3.7 hereof.
     The amounts subject to debiting shall be recalculated to the equivalent amount in US Dollars at the Creditor’s exchange rate on the date of debiting.
4. LIABILITY OF THE PARTIES
     4.1. In case of overdue repayment of the Loan (including pursuant to clause 5.4 hereof), the Borrower shall pay the Lender damages equal to point one percent (0.1%) of the overdue principal amount for each day the debt remains overdue. Damages shall accrue until the date of crediting the full amount of the principal to the Lender’s account.
     4.2. In case of overdue payment of interest (including pursuant to clause 5.4 hereof), the Borrower shall pay the Lender damages equal to point one percent (0.1%) of the overdue interest amount for each day the debt remains overdue. Damages shall accrue until the date of crediting the full amount of the principal to the Lender’s account. Damages shall accrue until the date of crediting the full amount of interest to the Lender’s account.
     4.3. If the Borrower fails to discharge obligations provided by clauses 2.3.1, 2.3.2 and 2.4.1 hereof, the Borrower shall pay the Lender a penalty equal to one hundred (100) minimal wages established by law as of the date of payment of the penalty.
5. TERM OF THE AGREEMENT.
GROUNDS FOR EARLY TERMINATION OF THE AGREEMENT
     5.1. This Agreement shall become effective from the date it is signed by authorized representatives of the Parties and shall remain in force and effect until the Parties fully discharge obligations undertaken by them.
     5.2. The Lender shall be entitled to recover the debt under the Loan in the following cases:
     a) more than two (2) months overdue payment of interest accrued (in full or partially);
     b) the Borrower’s non-compliance with the date of the Loan repayment provided by clause 1.1 hereof;
     c) institution (or resumption) of litigation against the Borrower, which may result in deterioration of the Borrower’s financial position;
     d) seizure of the Borrower’s property;
     e) identification of untrue or incomplete information provided by the Borrower to the Lender pursuant to clause 2.4 hereof;
     f) institution of proceedings related to the Borrower’s insolvency (bankruptcy);
     g) the Borrower’s reorganization without prior written notification of the Lender;
     h) termination or modification without written notification of the Lender of the Borrower’s commercial activity carried out as of the date of signing this Agreement;

LENDER	BORROWER

Loan Agreement No. 100130 in US Dollars	5 (6)

     i) the Borrower’s failure to fulfill the condition of targeted use of the Loan;
     j) the Borrower’s breach of conditions hereof and of other contracts and agreements concluded between the Borrower and the Lender;
     k) existence or occurrence of any circumstances, which in the Lender’s justified opinion may complicate or render impossible the Borrower’s discharge of its obligations hereunder;
     l) pledge, lease, trust management or another encumbrance of the Borrower’s property without the Lender’s written consent;
     m) invalidity (for any reasons) of the transaction(s) securing discharge of the Borrower’s obligations hereunder;
     n) material changes in the Borrower’s management bodies (change of the General Director, membership of the Board of Directors, other management bodies);
     o) occurrence of circumstances listed in sub-clauses “c”, “f” and “g” of this clause in respect of Golden Telecom Inc.;
     p) occurrence of circumstances, which in the Lender’s opinion reduce the security of discharge of obligations hereunder by the Borrower.
     5.3. In case of early recovery of the debt under the Loan for reasons specified in clause 5.2 hereof, and in cases provided by the law of the RF, the Lender shall forward to the Borrower a notice requiring early repayment of the Loan, interest accrued and penalties and specifying reasons for early repayment of the debt.
     5.4. The Borrower shall not later than five (5) business days of receiving the Lender’s notice requiring early termination of the Agreement mentioned in clause 5.3 hereof transfer to the Lender the amount of the debt under the Loan stated in the notice, including the principal, interest accrued and penalties.
6. MISCELLANEOUS
     6.1. All disputes, disagreements and claims arising out of this Agreement or in connection with it, including those relate to its performance, breach, termination or invalidity shall be subject to final resolution by the International Commercial Arbitration Court (ICAC) under the Chamber of Trade and Industry of the Russian Federation pursuant to its Rules and Russian material law.
     Effective decisions of the ICAC on any such dispute shall be final and binding in any state by decision of the party, in whose favor the ICAC passed its ruling.
     The arbitration court shall consist of three arbitrators. Arbitration shall be in the Russian language. The place of arbitration shall be the location of the ICAC.
     6.2. The Borrower’s assignment of its rights and obligations hereunder shall not be allowed without prior written notice of the Lender. The Lender may assign its rights and obligations hereunder partially or in full.
     6.3. All previous agreements, understandings, negotiations and correspondence between the Parties related to issues reflected herein that took place before signing of this Agreement shall lose force from the moment this Agreement is signed.
     6.4. All letters, notices, notifications and other communications shall be forwarded by the Parties to each other in written form in accordance with the details stated in section 7 hereof or in addenda hereto.
     Communications may be forwarded by the Parties using the following means: fax, e-mail, telegraph (telegram with notification of receipt), post mail (registered mail with notice) and courier.

LENDER	BORROWER

Loan Agreement No. 100130 in US Dollars	6 (6)

     If one of the parties forwards a communication using telegraph, mail or courier, such message shall be deemed received by the other party from the moment marked on the notice of receipt; if fax or e-mail is used – from the moment of receiving confirmation of receipt in a similar form.
     6.5. All amendments and addenda hereto shall be valid only if executed in written form and signed by authorized representatives of the Parties.
     6.6. If one of the Parties changes its mailing or contact details, payment details or undergoes reorganization or liquidation, it shall notify the other Party thereof within five (5) business days of the date such changes become effective.
     6.7. This Agreement has been drawn up in two counterparts, one for each of the Parties. Each counterpart shall have equal legal force.
7. ADDRESSES AND DETAILS OF PARTIES

LENDER:	OJSC “ALFA-BANK”, INN 7728168971
Address:	Kalanchevskaya Street, 27, Moscow 107078
Payment requisites:	BIK 044525593 c/a 30101810200000000593
at OPERU of Moscow GTU Bank of Russia
Acc. 400927098 at JPMorgan Chase Bank, New York, NY
Acc. 47422840800000000422
Phone:	974-25-15

BORROWER:	Sunbird Ltd. (Cyprus)
Address:	Themistokli Dervi, 5
Elenion Building, 2 Floor
P.O. 1066, Nicosia, Cyprus
Payment requisites:	Acc. 40807840601600000054
Acc. 40807810501600000045 at OJSC “ALFA-BANK”

Phone:
8. SIGNATURES OF PARTIES

LENDER Deputy Chairman of Board OJSC “ALFA-BANK”	BORROWER Director Sunbird Ltd. (Cyprus)

/s/ V.V. Tatarchuk (V.V. Tatarchuk)	/s/ Stella Herodotou (Stella Herodotou)

Deputy Chief Accountant OJSC “ALFA-BANK”	Director Sunbird Ltd. (Cyprus)

/s/ R.O. Bryushkov (R.O. Bryushkov)	/s/ Charalambos Michaelides (Charalambos Michaelides)

LENDER	BORROWER